Exhibit 5.1
[Morrison & Foerster LLP Letterhead]
May 3, 2011
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129

Re:	UDR, Inc. Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue, Fully and Unconditionally Guaranteed by United Dominion Realty, L.P.
Ladies and Gentlemen:
          We have acted as counsel to UDR, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale from time to time by the Company of an indeterminate principal amount of Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue (the “Notes”) Fully and Unconditionally Guaranteed by United Dominion Realty, L.P. (the “Guarantee” and, together with the Notes, the “Securities”) pursuant to the Second Amended and Restated Distribution Agreement dated May 3, 2011 (the “Distribution Agreement”) among the Company, United Dominion Realty, L.P., as guarantor, and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC.
          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Articles Supplementary of the Company; (ii) Articles of Restatement of the Company, as amended through the date hereof; (iii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iv) certain resolutions of the board of directors of the Company, relating to the issuance, sale and registration of the Securities; (v) the Registration Statement on Form S-3 (Registration Statement No. 333-156002) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (vi) the prospectus dated December 8, 2008 (the “Base Prospectus”); (vii) the prospectus supplement dated May 3, 2011, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); and (viii) the indenture dated as of November 1, 1995, among the Company and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association (formerly known as First Union National Bank of Virginia), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 3, 2011 among the Company, United Dominion Realty, L.P., as guarantor, and the Trustee (the “Indenture”). In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

UDR, Inc.
May 3, 2011

     In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company.
     Based upon, subject to and limited by the foregoing, we are of the opinion that:
     (i) The forms of Notes, when authorized for issuance, offer and sale pursuant to the Distribution Agreement, executed and delivered by the Company and duly authenticated by the Trustee in accordance with the Indenture, and issued and delivered pursuant to the provisions of the Distribution Agreement and the Indenture against payment of consideration therefor, will constitute legal, valid and binding obligations of the Company entitled to the benefits provided by the Indenture, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and limitations imposed by general principles of equity upon the availability of equitable remedies.
     (ii) The Guarantee has been duly authorized by United Dominion Realty, L.P. and, when the Notes are executed, issued and authenticated in the manner provided for in the Indenture and delivered and paid for in accordance with the terms of the Distribution Agreement, will constitute a valid and binding obligation of United Dominion Realty, L.P., enforceable against United Dominion Realty, L.P. in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and limitations imposed by general principles of equity upon the availability of equitable remedies.
     We do not express any opinion herein concerning any law other than the laws of the Commonwealth of Virginia and the State of Maryland (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing), as in effect on the date hereof.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about May 3, 2011, which will be incorporated by reference in the Registration Statement, and to reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting

UDR, Inc.
May 3, 2011

within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,
/s/ Morrison & Foerster LLP